Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-75632 and 333-47564) and Form S-8 (Nos. 333-155564; 333-149017; 333-143231; 333-134519; 333-116632; 333-101983; 333-73700; 333-68074; 333-56373; 333-32547; 333-26045; 333-07177; 033-55123; and 33-42352) of Teradyne, Inc. of our report dated December 8, 2008, with respect to the consolidated financial statements of Eagle Test Systems, Inc. included in this Current Report on Form 8-K/A of Teradyne, Inc. dated November 14, 2008.

/s/ Ernst & Young LLP

Chicago, Illinois

January 30, 2009